Exhibit 99.2

Faraday Future Announces Updated Master Plan 1.1 to Strategically Position Itself for Growth in 2024

●	An open letter from Matthias Aydt, Global CEO of Faraday Future.

Los Angeles, CA (Feb. 25, 2024) -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today released an open letter from Matthias Aydt, Global CEO of FF, to share an updated master plan 1.1 for the growth of Faraday Future in 2024.

Opportunities and Accomplishments

I’m issuing this letter to align expectations as to where FF stands today and where we hope to lead FF in 2024. FF has made great strides in the past 12 months, under limited funding and strong headwinds from the markets, including the changing landscape of the EV business.

FF entered the revenue generation phase in 2023 and established a closed-loop operation from user acquisition and delivery to user operations while launching the process of adding industry leaders and partnering with our first users and Co-Creation Officers. There were significant changes in FF’s business foundation, including the addition of a new management team that we believe collectively boasts the strongest capabilities in the history of FF. We believe that during this critical period for business growth, the Company is now structurally best positioned for the next development phase since its inception.

●	FF is only one of five new EV companies globally that has passed US homologation requirements, others include Tesla, Lucid, Rivian, and Fisker.

●	$3 billion invested capital to date to create an industry leading EV platform, I.A.I. technology, product development and manufacturing capabilities.

●	660 patents filed or issued utility and design patents for both EV and I.A.I. technology competitiveness.

●	10,000 capacity - future potential annual production capacity at FF’s self-operated manufacturing facility in Hanford, California with $200+ million invested.

●	Dual Home Deep cultural roots in both the US and China provide competitive advantage across two of the largest EV markets with anticipated movement into the Middle East Markets in 2024.

●	High-profile vehicle owners and Co-Creation Officers such as Chris Brown, Motev and others, demonstrating strong brand power.

●	Direct sales online with anticipated targeted in-person experience centers and FF partner stores across target markets such as the US, China, Europe, and the Middle East.

●	Phase Two of the Company’s Three-Phase Delivery Plan for the Company’s FF 91 2.0 Futurist Alliance launched in the third quarter 2023.

FF also signed an agreement with the Abu Dhabi Investment Office (ADIO) to unleash generative AI and advanced EVs for Abu Dhabi’s SAVI cluster. Abu Dhabi’s SAVI cluster builds on the strength of Abu Dhabi’s industrial base and supports the UAE’s target of half of all cars on the roads being electric by 2050.

The Middle East market presents exciting opportunities for smart and autonomous vehicles and is well aligned with FF product technology and brand positioning. We look forward to this being our first of many future endeavors and collaborations in the Middle East.

We believe that the FF 91 2.0 is a vehicle uniquely positioned to provide new markets representing a new generation of aiEV users with a fully integrated, optimized software and hardware architecture to create a true All-Ability Hypercar. This vehicle includes full connectivity and personalized AI services and features.

Key Deliverables Since Previous Announcement of FF’s Master Plan on October 2023

●	Gradually evolving the corporate orientation and direction towards a continuous operation with similar priorities in regard to production and sales as well as enhancing the product power of the product palette.

●	Actively managing costs and expenses and focusing on improving Company-wide efficiency.

●	Expanding our market presence into TechLuxury markets beyond the U.S with adequate volumes.

●	Focusing on cashflow breakeven and next growth steps.

●	Continuous product and technology enhancements to maintain unique position in the market.

●	Took action to investigate short selling to protect shareholder interest.

Have resulted in:

●	A lean and flat organization dedicated to Product Definition, Product Execution, Product Delivery, User Operation, Corporate Development and supporting functional areas.

●	Manufacturing, supply chain and product quality improvements.

●	Reasonable cost structure and optimized costs and expenses.

●	A successful market launch in one of the most important TechLuxury markets, the UAE.

●	Confirmation of a solidified execution plan for 2024 and 2025 and beyond with clearer projection of profitability.

●	A start of definition and conceptualization of the next generation revolutionizing product enhancement.

●	Communications with various securities brokers regarding our short selling analysis.

Product and Technology

FF 91 comes from our disruptive approach to innovation across intelligent technology, user-centric design, and EV propulsion. It is a user-centric experience designed for people with many talents, many obligations and many goals in life. FF has addressed these complex needs in a single vehicle that combines the luxury of an intelligent connected space, with the capabilities of a hyper-dynamic EV powertrain and predictive AI architecture. Together, these elements work to elevate a user’s potential, and provide them the ultimate freedom to do what they want, when they want and how they want.

The FF 91 has tri-motor powertrain capability, 1050 hp, is faster than Lamborghini Urus, and has a reported 381 miles EPA.

It is also the first AI capable car able to run Zoom, ChatGPT, livestream, has a strong computing capacity with self-designed software and hardware platform including Nvidia chips and 5G*3 access point connectivity.

As we recently announced, we continuously keep our product at the forefront through over-the-air (OTA) upgrades. These OTA upgrades significantly enhance the interaction between the user’s smartphone and their vehicle, making functions more intuitive and user-friendly. In addition to supporting conventional functions like unlocking doors, air conditioning, and charging, it also enables comprehensive control of in-car screens, enhancing the experience of in-car entertainment and work activities.

Beyond the outstanding performance, technology, and agility of our product we have discussed in the past, we would request that everyone who has the chance to get into our car should take that opportunity to be amazed by the experience.

Financial Updates

We are continuing to make progress on future funding and believe we will successfully close on an additional round of capital from strategic and financial investors. We are currently also working to tighten restrictions to convertible note holders for their conversion and paused both our ATM program and ELOC.

We are succeeding in reducing our monthly cash burn by cutting back on spending that is no longer necessary given our more advanced stage of development while continuing to balance investments into the business that are critical to moving the Company forward.

We are prioritizing cash flow breakeven over volume to avoid scaling production too quickly, which has been an issue for many competitors. As such, we believe we will be cash flow breakeven at a lower vehicle production/delivery figure than that of our competitors. Additionally, our market (in terms of price point) is far less crowded.

Cost Reduction: Bill of Materials (BoM)

Significant reduction in cost - some of this is coming naturally with improvements in manufacturing efficiency but we are also targeting specific elements of the BoM, switching suppliers, and/or insourcing the production where available and cost effective.

This is yielding meaningful, fruitful results – one example was taking a key component of the vehicle bringing the production in-house, this led to approximately $50,000 savings on a single element of the BoM. We are working on various other opportunities and low-hanging fruit that still exists in terms of continuously and meaningfully reducing the BoM in the near term.

Next Steps

1.	Operations: Operation optimization and upgrade to achieve sustainability in the near future.

●	Cost reduction and spending efficiency, including daily operation and FF91 material cost.

●	Continue product deliveries to celebrities and opinion leaders.

●	Achieve industry-leading advantages in product and technology powers and “Ultimate AI TechLuxury” Top Brand momentum through the FF Co-Creation model.

●	Focus on U.S, China Dual Home market & Middle East 3rd Pole.

●	Achieve industrial implementation in the Middle East, access and localization of products and technologies, and establishment of a user ecosystem.

2.	Product and technology: Continuously enhance the product and technology powers of the FF 91 2.0.

●	Middle East product planning and implementation: Launch FF 91 2.0 aiFalcon this year.

●	Research and develop the next-generation product FF 92, maintaining FF’s leading edge in product and technology powers.

●	Focus on the application research and development of AI technology, continue to lead in the vertical application of generative AI in the mobility field.

3.	Manufacturing/Supply Chain: Progress the equipment commissioning and upgrading of FF ieFactory to lay the foundation for increased production.

●	Comprehensively improve the factory manufacturing system and promote the continuous upgrade of the production and manufacturing quality system.

●	Promote global supply chain integration and establish a global strategic supplier system.

●	Further promote supplier quality and capacity enhancement and improve the supply chain quality performance system and cost reduction.

4.	Funding and Finance:

●	Continue and accelerate current plans to bring strategic investors.

●	Globally optimize and upgrade the Company’s financial system in the three regions, improve financial efficiency, and establish healthy and sustainable cash management.

We believe that FF has the foundations to support future growth, subject to obtaining additional needed funding. We’ve triumphed over the challenging moments many times in our past, and FF has been bolstered by many achievements. Since the start of deliveries in 2023, and leading into 2024, the Company has consistently taken measures to reduce operational and supply chain costs in support of our strategic objectives.

We believe that these steps will only help us succeed moving forward. With our unique DNA and the support of our global employees, our present and future users, and our many stakeholders, we remain steadfast in our belief that we stand on the cusp of an extraordinary surge of energy and success!

Sincerely,

Matthias Aydt

FORWARD LOOKING STATEMENTS

This communication includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this communication the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the ability of the Company to execute on its updated master plan and its overall effectiveness, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to remediate its material weaknesses in internal control over financial reporting; risks related to the restatement of the Company’s previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; increased operating expenses; incorrect assumptions and analyses developed by management; the market performance of the Company’s common stock; the Company ability to regain compliance with Nasdaq listing requirements; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; the Company’s ability to receive funds from, satisfy the conditions precedent of, and close on the various financings described elsewhere by the Company; the result of current and future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; insurance coverage; the outcome of the Securities and Exchange Commission (“SEC”) investigation relating to the matters that were the subject of the Special Committee investigation; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturers; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; general economic and market conditions impacting demand for the Company’s products; risks related to the Company’s operations in China; risks related to the Company’s stockholders who own a significant amount of the Company’s common stock; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; the ability of the Company to attract and retain directors and employees; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; and volatility of the Company’s stock price. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as well as the risk factors incorporated by reference in Item 8.01 of the Current Report on Form 8-K/A filed with the SEC on December 28, 2023, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

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